Exhibit 10.4

PEOPLES FEDERAL BANCSHARES, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of                     , 2010 (the “Effective Date”), by and between Peoples Federal Bancshares, Inc. (the “Company”), a Maryland corporation, with its principal offices located at 435 Market Street, Boston, Massachusetts 02135, and                      (“Executive”). Any reference herein to the “Bank” shall refer to Peoples Federal Savings Bank, the wholly-owned subsidiary of the Company.

WHEREAS, the Executive is currently employed as                      of the Bank pursuant to an employment agreement between the Bank and the Executive originally entered into as of                      (the “Bank Agreement”);

WHEREAS, the Company desires also to enter into this Agreement with Executive so that the Company is assured of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Company on the terms and conditions hereinafter set forth and has agreed to such changes.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	Position and Responsibilities.

(a) During the period of Executive’s employment under this Agreement, Executive agrees to serve as                      of the Company. Executive shall perform all duties and shall have all powers which are commonly incident to the offices of                      or which, consistent with that office, are delegated to him by the Board of Directors of the Company (the “Board of Directors” or “Board”) or the [President of the Company].

(b) During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its affiliates, as well as participation in community, professional and civic organizations; provided, however, that, with the approval of the Board of Directors, as evidenced by a resolution of the Board of Directors, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board of Directors, will not present any conflict of interest with the Company or its affiliates, or materially affect the performance of Executive’s duties pursuant to this Agreement.

(c) The Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in this Agreement and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company, or at such other site or sites customary for such offices.

2.	Term of Employment.

(a) The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 2.

(b) The term of this Agreement shall be extended for one day each day so that a constant thirty-six (36) calendar month term shall remain in effect, until such time as the Board or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with the terms of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice. Commencing within ninety (90) days of the first anniversary of the Effective Date and as of each anniversary thereafter (each, an “Anniversary Date”), the disinterested members of the Board of Directors shall determine whether to continue the renewals of the Agreement on a daily basis or to notify the Executive that the Agreement shall not be renewed. If notice of nonrenewal is provided to the Executive, then in such case the term of this Agreement shall become fixed and shall cease at the end of thirty-six (36) full calendar months following the Anniversary Date.

(c) Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Company may terminate Executive’s employment with the Company at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

3.	Compensation and Benefits.

(a) Base Salary. The Company agrees to pay Executive during the term of this Agreement a base salary (“Base Salary”) at the rate of $             per annum, payable in accordance with the Company’s customary payroll practices. The Board of Directors of the Company shall review annually the rate of Executive’s Base Salary based upon factors they deem relevant, and may maintain or increase his Base Salary, provided that no such action shall reduce the rate of Base Salary below the rate in effect on the Effective Date. In the absence of action by the Board of Directors, Executive shall continue to receive his Base Salary at the per annum rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 3, the rate last properly established by action of the Board of Directors.

(b) Incentive Compensation. Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Board of Directors may award from time to time to senior management employees pursuant to bonus plans or otherwise.

(c) Automobile and Cellular Phone. The Bank or the Company shall provide Executive with, and Executive shall have the primary use of, an automobile owned or leased by the Bank or the Company and the Bank or the Company shall pay (or reimburse Executive) for all expenses of insurance, registration, operation and maintenance of the automobile. Executive shall comply with reasonable reporting and expense limitations on the use of such automobile, as the Bank or the Company may establish from time to time, and the Bank or the Company shall annually include on Executive’s Form W-2 any amount attributable to Executive’s personal use of such automobile. The Bank or the Company shall also provide Executive with a cellular phone and shall pay (or reimburse) Executive for all reasonable expenses related to the business use of such phone. All expenses and reimbursements shall be paid promptly by the Bank or the Company and in any event no later than March 15 of the year immediately following the year in which the expenses were incurred. [Leetch and Sullivan contracts only]

(d) Vacation and Holidays. Executive shall take vacation at a time mutually agreed upon by the Company and Executive. Executive shall receive his Base Salary and other benefits during periods of vacation. Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company.

(e) Other Employee Benefits. In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to continue to participate in any employee benefit plans, arrangements and perquisites of the Company or the Bank in which he participated or was eligible to participate as of the Effective Date. Executive shall also be entitled to participate in any employee benefits or perquisites the Company offers to full-time employees or executive management in the future. The Company will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder without separately providing for an arrangement that ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of any adverse changes. Without limiting the generality of the foregoing provisions of this paragraph, Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards, stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, directors’ retirement, group life insurance, medical and other health and welfare coverage that are made available by the Company currently or at any time in the future during the term of this Agreement, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.

(f) Retirement Benefits. In the event the Executive’s employment is terminated on or after the Executive attains the age of sixty-five (65), then the Executive and the Executive’s spouse shall be entitled to receive for the life of the Executive and the Executive’s spouse, at no cost to either individual, participation in a supplemental medical retiree insurance plan and a prescription drug benefit plan offered by the Bank or the Company; provided that any insurance premiums payable by the Bank or the Company, or any successors, shall be payable at such times and in such amounts as if the Executive was still an employee of the Bank or the Company, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Bank or the Company in any taxable year shall not affect the amount of insurance premiums required to be paid by the Bank or the Company in any other taxable year; and provided further that if the Executive or the Executive’s spouse’s participation in a supplemental medical retiree insurance plan or prescription drug benefit plan is barred, the Bank or the Company shall arrange to provide the Executive or the Executive’s spouse with insurance benefits substantially similar to those which the Executive or the Executive’s spouse was entitled to receive under this Section 3(f) at no additional cost to the Executive or the Executive’s spouse. [Leetch and Sullivan contracts only]

4.	Payments to Executive Upon an Event of Termination.

(a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply. Unless Executive agrees otherwise, as used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Company of Executive’s full-time employment for any reason other than a termination governed by Section 6 of this Agreement; or (ii) Executive’s resignation from the Company for “Good Reason.” Good Reason shall include any of the following:

(A)	failure to reappoint Executive as ;

(B)

material change in Executive’s functions, duties or responsibilities with the Company or its affiliates, which change would cause Executive’s position to become one of lesser responsibility, importance or scope from the position and attributes thereof described in Section 1 of this Agreement;

(C)	relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location at the Effective Date of this Agreement;

(D)

material reduction in the benefits and perquisites provided to Executive from those being provided as of the Effective Date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay or benefits);

(E)	liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive; or

(F)	breach of this Agreement by the Company.

Upon the occurrence of any event described in clauses (A) through (F), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 30 days prior written notice given within a reasonable period of time (not to exceed 90 days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Company shall have 30 days to cure the condition giving rise to the Event of Termination, provided that the Company may elect to waive said 30-day period.

(b) Upon Executive’s termination of employment in accordance with paragraph (a) of this Section 4, as of the Date of Termination, as defined in Section 7 of this Agreement, the Company shall be obligated to pay Executive, or, in the event of his death following the Date of Termination, his beneficiary(ies), or his estate, as the case may be, an amount equal to the sum of: (i) the Base Salary and incentive compensation that would have been paid to Executive for the remaining term of this Agreement had the Event of Termination not occurred (based on Executive’s then current Base Salary and most recently paid or accrued bonus at the time of the

Event of Termination) plus (ii) the value of all employee benefits that would have been provided to Executive for the remaining term of this Agreement had the Event of Termination not occurred, based on the most recent level of contribution, accrual or other participation by or on behalf of Executive. Such amounts shall be paid to Executive in a single cash lump sum distribution within thirty (30) days following Executive’s Event of Termination; provided however, if the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment with the Company.

(c) In addition to the payments provided for in paragraph (b) of this Section 4, upon Executive’s termination of employment in accordance with the provisions of paragraph (a) of this Section 4, to the extent that the Company continues to offer any life insurance, non-taxable medical, health, or dental insurance plan or arrangement in which Executive or his dependents participates as of the date of the Event of Termination (each being a “Welfare Plan”), Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Event of Termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement. If the Company does not offer the Welfare Plans at any time after the Event of Termination, then the Company shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the end of the remaining term of this Agreement, with such amounts payable to Executive in a single cash lump sum distribution within thirty (30) days following Executive’s Event of Termination; provided, however, if the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination.

5.	Change in Control.

(a) For purposes of this Agreement, a “Change in Control” shall mean one of the following events:

(i) There occurs a “Change in Control” of the Company, as defined or determined by either the Company’s primary federal regulator or under regulations promulgated by such regulator;

(ii) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company before such transaction or event cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(iii) The Company transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Company;

(iv) The Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company; or

(v) The Company sells or transfers more than a fifty percent (50%) equity interest in the Company to another person or entity which is not an affiliate of the Company, excluding a sale or transfer to a person or persons who are employed by the Company.

(b) If any of the events described in paragraph (a) of this Section 5, constituting a Change in Control, have occurred or the Board of Directors determines that a Change in Control has occurred, Executive shall be entitled to the benefits provided for in paragraphs (c), (d), and (e) of this Section 5 upon his termination of employment at any time during the term of this Agreement on or after the date the Change in Control occurs due to (i) Executive’s dismissal, (ii) Executive’s resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in annual compensation or benefits or relocation of his principal place of employment by more than twenty-five (25) miles from its location immediately prior to the Change in Control, or (iii) Executive’s resignation for any reason within ninety (90) days of the effective date of a Change in Control, unless Executive’s termination is for Just Cause as defined in Section 6 of this Agreement; provided, however, that such benefits shall be reduced by any payments made under Section 4 of this Agreement.

(c) Upon the occurrence of a Change in Control followed by Executive’s termination of employment, as provided for in paragraph (b) of this Section 5, the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the greater of the payments and benefits due for the remaining term of the Agreement, pursuant to the provisions of Section 4 of this agreement, or three (3) times Executive’s average Annual Compensation over the five (5) most recently completed calendar years ending with the year immediately preceding the effective date of the Change in Control. In determining Executive’s average Annual Compensation, “Annual Compensation” shall include Base Salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive’s benefit during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits, including any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year. All amounts payable to the Executive shall be paid in a single cash lump sum distribution within thirty (30) days following such termination of Executive’s employment; provided, however, if the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination.

(d) Upon the occurrence of a Change in Control and Executive’s termination of employment in connection therewith, to the extent that the Company continues to offer any life insurance, non-taxable medical, health, or dental insurance plan or arrangement in which Executive or his dependents participated immediately prior to the Change in Control (each being a “Welfare Plan”), Executive and his covered dependents shall continue participating in such Welfare Plans, subject to the same premium contributions on the part of Executive as were required immediately prior to the Change in Control, until the earlier of (i) Executive’s death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of thirty-six (36) months. [For Leetch and Sullivan contract only: In addition, Executive shall be entitled to the benefit provided under Section 3(f) above if Executive’s termination following a Change in Control occurs after Executive attains age sixty-five or within three years prior to Executive’s sixty-fifth birthday.] If the Company does not offer the Welfare Plans at any time after the Change in Control, the Company shall provide Executive with a payment equal to the premiums for such benefits for the period which runs until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) the expiration of 36 months, with such amounts payable to Executive in a single cash lump sum distribution within thirty (30) days following Executive’s Event of Termination; provided, however, if the Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Code, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination.

(e) The use or provision of any membership, license, automobile use or other perquisites shall be continued during the remaining term of the Agreement on the same financial terms and obligations as were in place immediately prior to the Change in Control, provided however, that if such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefore. Such reimbursement shall be paid promptly by the Company and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred. To the extent that any item referred to in this paragraph will, at the end of the term of this Agreement, no longer be available to Executive, Executive will have the option to purchase all rights then held by the Company to such item for a price equal to the then fair market value of the item.

(f) For purposes of this Agreement, “Event of Termination” and “termination of employment” shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Company and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.

6.	Termination for Just Cause.

The phrase termination for “Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of all of the members of the Board of Directors at a meeting of the Board of Directors called and held for that purpose, finding that, in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause.

7.	Notice.

(a) Any purported termination by the Company or by Executive shall be communicated by means of a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean the date specified in the Notice of Termination.

8.	Post-Termination Obligations.

Payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Company. Executive shall, upon reasonable notice, furnish such information and assistance as may reasonably be required by the Company in connection with any litigation to which it or any of its affiliates is, or may become, a party.

9.	Non-Competition and Non-Disclosure.

(a) Upon any termination of Executive’s employment pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Company or its affiliates for a period of one (1) year following such termination in any city, town or county in which Executive’s normal business office is located and the Company or any of its affiliates has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or its affiliates. The parties hereto, recognizing that irreparable injury will result to the Company or its affiliates, its business and property in the event of Executive’s breach of this Section 9(a), agree that in the event of any such breach by Executive, the Company or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that, in the event of the termination of his employment pursuant to Section 4 of this Agreement, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or its affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of the Company and its affiliates, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company and its affiliates. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company and its affiliates to any person, firm, corporation or other entity for any reason or purpose whatsoever, unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company or its affiliates. In the event of a breach or threatened breach by Executive of the provisions of this Section 9(b), the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, knowledge of the past, present, planned or considered business activities of the Company or its affiliates or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

10.	Death and Disability.

(a) Death. Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive’s death during the term of this Agreement, the Company shall immediately pay his estate any salary and bonus accrued but unpaid as of the date of his death, and, for a period of six (6) months after Executive’s death, the Company shall continue to provide his dependents with the same non-taxable medical insurance benefits existing on the date of his death and shall pay Executive’s designated beneficiary all compensation that would otherwise be payable to him pursuant to Section 3(a) of this Agreement, within thirty (30) days of such death. This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company.

(b) Disability.

(i) Termination of Executive’s employment based on “Disability” shall be construed to comply with Section 409A of the Internal Revenue Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Section 10(b) shall apply upon the termination of the Executive’s employment based on Disability. Upon the determination that Executive has suffered a Disability, disability payments hereunder shall commence within thirty (30) days.

(ii) In the event of Disability, Executive’s obligation to perform services under this Agreement will terminate. In the event of such termination, Executive shall continue to receive A) one hundred percent (100%) of his monthly Base Salary (at the annual rate in effect on the Date of Termination) through the one hundred eightieth (180th) day following the Date of Termination by reason of Disability and B) sixty percent (60%) of his monthly Base Salary from the one hundred eighty-first (181st) day following termination through the earlier of the date of his death or the date he attains age 70. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to Executive under any disability program and any retirement benefits payable to Executive under any tax-qualified retirement plan sponsored by the Company, but in no event shall Executive’s Disability benefit be reduced below zero. In addition, during any period of Executive’s Disability, Executive and his dependents shall, to the greatest extent possible, continue to be covered under life insurance and non-taxable medical and dental plans of the Company in which Executive participated prior to the occurrence of Executive’s Disability, on the same terms as if Executive were actively employed by the Company. Notwithstanding anything to the contrary herein, no payments shall be made hereunder which would violate Code Section 409A. Accordingly, any payments required hereunder shall commence within thirty (30) days from the date of determination of Executive’s Disability and shall be paid no less frequently than monthly during the period that Executive is Disabled.

11.	Source of Payments: No Duplication of Benefits.

Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by Executive under the Employment Agreement in effect between Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to Executive under similar provisions of this Agreement. Payments will be allocated in proportion to the level of activity and the time expended by Executive on activities related to the Company and at the Bank, respectively, as determined by the Company and the Bank.

[With respect to Sullivan agreement, this Section shall read as follows:

Source of Payments. All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Company.]

12.	Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or change in control agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	No Attachment.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b) This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective successors and assigns.

14.	Modification and Waiver.

(a) This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.	Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.	Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law of the Commonwealth of Massachusetts.

18.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement. Such payment shall occur no later than two and one-half (2 1/2) months after the dispute is settled or resolved in Executive’s favor.

19.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company only if Executive is successful pursuant to a legal judgment, arbitration or settlement. Such payment or reimbursement shall occur no later than two and one-half (2 1/2) months after the dispute is settled or resolved in Executive’s favor.

20.	Indemnification.

(a) The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.

21.	Successors to the Company.

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

22. Miscellaneous. In the event any of the provisions of this Section 22 are in conflict with the other terms of this Agreement, this Section 22 shall prevail.

(a)

The Board may terminate Executive’s employment at any time, but any termination by the Company, other than termination for Just Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause as defined in Section 6 hereinabove.

(b)

Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	PEOPLES FEDERAL BANCSHARES, INC.

By:
Secretary	For the Entire Board of Directors

WITNESS:	EXECUTIVE:

Secretary